SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[X]    Soliciting Material Pursuant to Rule 14a-12


                             NET PERCEPTIONS, INC.
               (Name of Registrant as Specified in Its Charter)
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Not applicable

(2) Aggregate number of securities to which transaction applies: Not applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4) Proposed maximum aggregate value of transaction: Not applicable

(5) Total fee paid: Not applicable

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: Not applicable

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(4) Date Filed: Not applicable



Contact:
Tom Donnelly
President and Chief Financial Officer
Net Perceptions, Inc.
952-842-5400
tdonnelly@netperceptions.com



              Net Perceptions Announces Procedures For Submission
                    of Best and Final Acquisition Proposals

MINNEAPOLIS - Net Perceptions, Inc. (Nasdaq: NETP) today announced that, in light of the continuing interest expressed by various parties in a possible acquisition of or other change of control transaction with Net Perceptions, and in an effort to finally determine in a cost-effective manner which, if any, of such possible acquisition or other transactions is reasonably likely to provide higher realizable value to stockholders than implementing its previously announced plan of complete liquidation and dissolution, it is establishing the following procedures:

     o No later than 5:00 p.m., Eastern standard time, on Monday, January 19, 2004, a proposed definitive agreement containing all the terms and conditions of a potential acquiror's best and final offer must be submitted to Candlewood Partners, LLC, the Company's financial advisor, by email transmission to Glenn C. Pollack at gcp@candlewoodpartners.com. If any portion of the proposed consideration is in the form of cash, the proposed acquirer must provide detailed evidence of the source and availability of such cash.

     o After reviewing any proposed definitive agreements submitted, the Company's board of directors will determine, in light of the totality of the benefits, costs and risks reflected in such agreements, including any purchase price adjustment contingencies, material closing conditions and termination provisions, whether to engage in or continue discussions or negotiations with any of the parties which have submitted proposed definitive agreements.

     o If the Company determines to engage in or continue discussions or negotiations with one or more of such parties, it will establish a time frame and process for doing so and may, in its sole discretion, require such parties to pay to the Company, in advance, an amount intended to approximate the Company's estimated costs and expenses in pursuing and attempting to complete the proposed transaction.

The Company stated that these procedures are consistent with its previously stated intention to continue discussions with potential acquirers who were willing to promptly and diligently pursue, in a manner consistent with the Company's objective of minimizing cash expenses, a definitive agreement to acquire the Company on terms which would provide substantial transaction certainty and higher realizable value to stockholders than implementing the plan of liquidation.

The Company reserves the right to alter or rescind these procedures, as to any or all potential acquirors, if it determines that this is in the best interests of the Company's stockholders.

The Company also emphasized that it was unable to predict and could give no assurance as to whether any proposed acquisition agreements would be submitted in accordance with these procedures, or, if submitted, whether they would lead to a definitive agreement or a completed transaction. In this connection, the Company reiterated the previously disclosed determination of its board of directors that, in the absence of a definitive agreement to acquire the Company on terms which would provide substantial transaction certainty and higher realizable value to stockholders than liquidation in accordance with the plan of complete liquidation and dissolution previously adopted and reaffirmed by the board, the Company should proceed with the plan of liquidation. Accordingly, on Tuesday, January 6, 2004, the Company filed with the Securities and Exchange Commission (SEC) revised preliminary proxy materials relating to a special meeting of stockholders to vote on the proposed plan of liquidation. A date for the special meeting has not yet been fixed.

Additional Information About the Plan of Liquidation and Where to Find It
-------------------------------------------------------------------------

In connection with the proposed plan of complete liquidation and dissolution, on January 6, 2004, the Company filed with the SEC revised preliminary forms of, and expects to file with the SEC definitive forms of, a proxy statement and other relevant materials. SECURITY HOLDERS OF THE COMPANY SHOULD READ THE APPLICABLE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN OF LIQUIDATION. Investors and security holders may obtain a copy of the applicable proxy statement and such other relevant materials (when and if they become available), and any other documents filed by the Company with the SEC, for free at the SEC's web site at www.sec.gov, or at no charge from the Company by directing a request to: Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435, Attention: President.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the proposed plan of complete liquidation and dissolution. Information regarding the direct and indirect interests of the Company's executive officers and directors in the proposed plan of complete liquidation and dissolution is included in the revised preliminary form of, and will be included in any definitive form of, the proxy statement filed with the SEC in connection with such proposed plan.